                                                                      EXHIBIT 12

               TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                          THREE MONTHS             YEARS ENDED DECEMBER 31,
                         ENDED MARCH 31, ----------------------------------------------
                              1993         1992     1991       1990     1989     1988
                         --------------- -------- ---------  -------- -------- --------
                                         (DOLLAR AMOUNTS IN THOUSANDS)
Fixed charges
  Interest and debt ex-
   pense................    $106,760     $459,518 $ 514,230  $620,626 $659,114 $518,037
  One-third of rent ex-
   pense................       4,820       20,095    20,966    22,460   19,670   19,050
                            --------     -------- ---------  -------- -------- --------
    Total...............    $111,580     $479,613 $ 535,196  $643,086 $678,784 $537,087
                            ========     ======== =========  ======== ======== ========
Earnings:
  Income (loss) from
   continuing operations
   before income taxes
   and cumulative effect
   of change in account-
   ing for income taxes
   in 1988 and post em-
   ployment benefits
   other than pensions
   in 1991..............    $ 68,108     $283,724 $(123,599) $181,104 $285,002 $282,606
  Fixed charges.........     111,580      479,613   535,196   643,086  678,784  537,087
                            --------     -------- ---------  -------- -------- --------
    Total...............    $179,688     $763,337 $ 411,597  $824,190 $963,786 $819,693
                            ========     ======== =========  ======== ======== ========
Ratio of earnings to
 fixed charges..........        1.61         1.59      0.77      1.28     1.42     1.53
                            ========     ======== =========  ======== ======== ========
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